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Roche Investors/Analysts Conference London

Diagnostics – Session 1

Q&A Session

Unidentified company representative

Welcome to Diagnostics sessions. We’re happy to have you here. Quite a bit of interest.

From the floor

The question I’m trying to understand is what’s going to happen to the pricing of the market for sequencing. It just seems to be that there is already over capacity and obviously there will be huge opportunities at some point in the future when you move into the clinic, so big volume uplift, but in the meantime, the pricing is going to come progressively down. So I’m just trying to understand if it was $13b, or 13 years and $3b and now it’s $1,000 and it will be $500 and $200 and $100. I’m just trying to understand what’s going to happen to the overall pricing and what the IP benefit of having the sequencing provides to your companion diagnostics effort and your pharma effort because it me it’s almost as if you’re buying $300m of EBIT which I’m sure you believe the synergies will grow a bit faster than it has done in Illumina to provide you with strategic capability to commercialise companion diagnostics in the future. In itself, the technology is over capacity meaning pricing is coming down very rapid. So I’m just trying to understand your view in terms of price, volume and therefore, sort of revenue and profit outlook for sequencing as an independent business.

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Daniel O’Day

Sure, sure. So on the pricing side, I mean it’s clear that pricing has come down significantly over the years as you mentioned. I don’t think that will continue at the repetitive pace that it has in the past 10 years. I think we’re really achieving an efficiency level in both the chemistry and the density of the chips that we’re really getting to a level where I think the $1,000 mark and that mark is really going to be a market. I don’t think we’re going to see go down to $100 so to speak. So I think we’re reaching, to a certain extent, the price limits in the technology.

It is an attractive margin today. Let me speak a little bit to your over capacity and to the volume aspect of things. I feel we’re just starting to tap into the potential volume here. First, in the research setting, yes, some of the genome centres have sufficient capacity now, but with the launch of platforms like MiSeq I think there is tremendous opportunity to take this beyond some of the capacity constraints that go along with sending samples and things to large genome centres and bring it more into key cancer centre hospitals, other research labs. So I think the volume effect is still incredibly significant and I believe the penetration into research still has a lot to go in terms of the volume side of things.

Eventually, also in the mid-term and I don’t think this will be, by the way, a black and white situation. One day it’s in the research setting, the next day it’s in a clinical setting. It’s very much of a shade of grey and I also think in different countries, depending on the regulations, it will move more or less quickly into the diagnostic aspect. But today what’s true is that there are very few patients around the world that are being sequenced as they enter into a cancer centre.

I mean if you go to the MDM into the world of [catarines], some of the key centres around the world, they are doing some sequencing for some patients and they’re doing some limited sequencing. They’re doing either 50 genomes or 100 genomes or 200 genome type panels. So we haven’t begun to crack I think, the potential, as it goes into the clinical setting in the mid- to longer-term where we’ll see, in my opinion, as you have more complex genetic variations being able to be acted upon, we’ll see the volume increase and I believe we’ll see it being routine practice in the future at cancer centres, just to use on example. There are many other disease states where it is used today in HLA and de-sequencing, in virology, genetic disorders. So I believe this momentum will increase.

Now also, the technology, and there is a price point, back to the price point, that is reasonable. That it is reasonable to expect that people will also use this in a clinical way and reasonably, if it’s used in a way that’s very connected with therapy intervention, I also believe that reimbursement will come in these countries with these patent applications as well.

So step one, deeper penetration into the research setting. Step two is really getting into the volume setting in the clinical arena and clinical field.

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Sorry, there was an end to your question that I’m not I answered.

From the floor

Well no, that’s very helpful.

Daniel O’Day

Okay.

From the floor

I guess at the moment you’ve got a scenario where there is bottlenecks to kind of get into the greater volume setting and with a competitor trying to catch up and gain volumes growing 18% where Illumina is at 60%, they’re just trying to sort of find new methods and therefore, there isn’t a sort of rational pricing structure today. Certainly it’s lack of capacity. There’s more supply than you can deal with capacity. You’re kind of saying that price pressure will alleviate. You’ll hit a price point at $1,000 or whatever it is based on the value of the sequence from a clinical perspective and you’ll see stabilisation.

Daniel O’Day

Yes. Obviously Illumina has a lot more information on this than I do. I think this issue between supply and demand is a temporary one. It’s not a permanent one. I think there is also logistics involved with sending samples around the world to these genome centres and other things and the closer we get the technology to the clinical sites, to the researchers to eventually the clinics, I don’t have a concern about supply and demand in this area. I think there is tremendous demand that is untapped right now. That as the technology comes out on price points and availability, I have no doubt that it will continue to be this.

From the floor

Okay, and I just have one very quick second question.

Daniel O’Day

Yes sure.

From the floor

When it comes to FTC and ongoing collaborations, there is a general thinking, and we’re just trying to understand, how many other deals Illumina has done with other

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companies, which parts and certain parts of the market or the potential issues there and what overall it means from a FTC perspective?

So I understand from the conference call you talked about some of the complementary technologies but on the face of it we’re looking at 60 plus, 15, a market share in the 70s now if the deal goes through which, on the face of it, is quite significant. In terms of just trying to understand what proportion do you feel the sales are at risk from an FTC perspective? What proportion of sales are at risk from collaborations having to split out?

Daniel O’Day

Yes, I mean I think at this stage we’ve started the regulatory filing process. Our feeling is that the competitor space is robust. That’s our feeling. The process now needs to continue. I wouldn’t want comment on any specific collaborations that Illumina has. I’m not the right person to comment about that. But from our perspective, we will now follow the regulatory review process and again quite confident that the regulatory space is robust to allow the process to continue.

From the floor

A couple of quick follow ups then. Just on the timing of that longer-term move into the clinic, that seems to be quite a long way ahead. It may be 10 years away until that comes to fruition. Is that something you’re looking at? That would suggest that the MPV is a little bit challenged from that point of view. Have you done anything around timing?

The second thing, just following up from what Alexandra said in the main session, just in terms of write-offs with technology, how sure are you given this is a very large acquisition this is the right technology? I know you mentioned that you’ve looked at other players in the field, but this is much bigger as was mentioned 454 or NimbleGen that was written off.

Daniel O’Day

Thanks for asking that question again because I never got a chance to answer it for Alexandra, so I want to get to that.

Sorry now your first point?

From the floor

The first point was just the timing in terms of really getting to that nominal stage.

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Daniel O’Day

Right. Again, I don’t think it will be something that happens in two years’ time, in five years’ time, in 10 years’ time. It is happening today. I mean today a cancer centre in Germany in Heidelberg I visited about two or three months ago, they’re doing excellent sequencing on every patient that enters. So it’s happening today in environments where also from a regulatory perspective it can be used, but granted, it’s a small proportion of sequencing turnover in sales today. So I think the business case is robust because it’s going to be a blend.

The first thing is the penetration to the research field has just begun as far as I am concerned. There is tremendous more penetration that can occur there and exactly when it comes into the clinic in a broad sense will depend also on the ability to have a highly accurate technology, one that can have reliable consistent results which also are the exact same qualities that you need to get IVD approval of these platforms. So even though there will be some of this activity in the large cancer centres, I think the combination of Roche and Illumina together are in the best position to be able to take the world leading sequencing technology today and as fast as possible get it into a stage where it can be regulatory approved in different markets around the world. It’s clearly going to happen at different paces, but as that happens, I think that will open up then the penetration.

I don’t think it’s 10 years away that you get to a critical mass and this being used in the clinical setting, but I do think it’s several years away. I think it will take some time to really get this be routine and then we’ll see a ramp up at that particular time.

So I wouldn’t want to comment more specifically on that. Obviously, in our estimation of the business, we have some estimates on that, but I do believe that combination of the penetration to the research and the integration to the diagnostics makes the business case very robust.

On the second question relative to technologies, in fairness to Alexandra’s question, I’m not sure we were comparing apples to apples there. So what I want to comment on is the maturity of acquisitions. So in diagnostics we do a lot of acquisitions and for we, for a variety of reasons, we acquire technologies at all different levels of maturity.

454 for instance was at the forefront of the emergence of sequencing. It was a new technology and the same thing goes for something like Viran Diagnostics that we acquired a professional diagnostics business. That’s a new technology in coagulation monitoring, platelet function that we’re going to further develop and grow.

Those types of acquisitions carry with them different types of considerations than something like buying a world leader in tissue diagnostics Ventana and clearly, buying a world leader in sequencing and micro rays I just done think they’re comparable in terms of the momentum they have, the ability for them to have already penetrated the marketplace and the ability for them to keep ahead of other

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technologies, which has been the case with Ventana and I believe has been the case with Illumina.

So I’m not sure that comparison, or that direct comparison, suggests that we wrote off a small amount of intangible assets for NimbleGen and 454 would equate magnitude wise to the same around the write-offs on a large acquisition. That logic breaks down for me because of the nature of the two different acquisitions.

From the floor

Some people are saying that Illumina has the second generation technology but a third generation is yet to come. That would seem to be the risk here in terms of developing forward. Is that fair?

Daniel O’Day

Yes, I mean terminology in this field is interesting. Some people use first, second, third, fourth, but suffice to say that we consider Illumina to be a next generation sequencing technology and there are all the technologies that are in feasibility in right now which are single-strand, single-read type technologies. But those are in feasibility and we know, we have experience with those type of technologies that along the path to becoming real there are a lot of hurdles clearly.

The other thing to consider, and we obviously have experience within the Roche Group, the other thing to consider is if you look at even the announcements that Illumina made at JP Morgan in terms of their ability to bring the throughput and the costs down in their current system, the competitive distance between the next generation technology and the promise of the future of single-strand is getting more and more narrow in fact. I mean I think these next generation technologies continue to do more than most people in the field ever thought they could do. So it’s also another important consideration as we look at risk of new technologies coming to the marketplace.

Having said that, I just want to be also very clear that in order to stay ahead, in order to continue to stay ahead with the types of portfolio that we have throughout our diagnostics division we have to continue to invest and we need to continue to invest in Illumina technology to make sure that it stays competitive and stays ahead of the competition. But when you have a market leading position and when you have momentum, that in the past has been a very powerful predicator for how things work out over time.

From the floor

I believe this will be a question on the transaction of Illumina, proposed transaction of Illumina. I don’t want to ask [inaudible]. Can I assume that you were aware of the

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starting trend in price? Maybe more clearly, were you aware of the announcements of the competitor about their $1,000 when preparing your offer?

And second quick question, Illumina has 60% market share and Roche has 10%. Of course you can define the market differently, but how intensive work is done on antitrust issues and are you comfortable about this transaction going through again regarding [strategy]?

Daniel O’Day

Sure, sure. In terms of what we were aware of or not, we were aware of everything until we launched the hostile transaction which was last Wednesday. So clearly, all that knowledge went into the consideration of what we think is a very attractive offer for Illumina shareholders. That’s the answer to that.

In terms of the FTC issues, again, to be a bit repetitive, we have proceeded ahead with the regulatory filings. In this space it’s a robust competitive space and we feel confident in the fact that we submitted the regulatory filing and that we can proceed ahead with the transaction accordingly. But obviously it is contingent upon the regulatory authority’s review of the material and the approval accordingly.

From the floor

I think it was asked in this session this afternoon. Can you help us understand what the return on invested capital has been on the Ventana deal I guess now we’re several years down the line and might give us some insight into how we should think about this transaction from a cash perspective as opposed to an earnings perspective?

And the second one, I guess we’re getting back to my first question around what it was, but just in terms of trying to understand the synergy between pharma and the Illumina acquisition, what it does to our diagnostic business, I guess does it give you answers in terms of time, in terms of developing these things with your pharma colleagues? Will it provide a sort of bundling cost approach so you’ll be able to apply cancer care per se, breast cancer $300,000 per patient and you’ll provide a full service to the authorities, to the payer, to the individual etc? I’m just trying to understand the synergy between the two parts and how that could provide a synergy which others may not be able to leverage?

Daniel O’Day

Sure, sure. So I think first of all on the return on invested capital, we don’t provide specific figures on that. What I can say is the Ventana transaction has been very, very successful. I mean when we look at the growth rates of Ventana today, particularly the growth rates ex-US, when we look at the penetration of new technologies, new science on that, when we look at the benefit that it has created synergistically across our division, I mean as Severin mentioned and I will also emphasise, the fact that we

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have total solution offerings for our customers allow us to continue to grow faster than the market as the number one leader in diagnostics.

I mean this is a very real phenomenon effect. When you go into a pathology lab and you can offer them a Cobas 4800 on the molecular side and a benchmark and the tissue diagnostics side and you can tie this together, it’s a very important strategic leverage in synergy that we have vis-à-vis the competition.

So I would say overall we’re very pleased with the transaction of Ventana. I think it has delivered on the business case that we have. It’s delivered on the synergies that we expected and it has really been integrated well into the Group.

In terms of the Illumina forward-looking uniqueness in the Roche Group, I would focus first and foremost on those same types of synergies that we have with Ventana. So I mean the Illumina synergies come from being able to have a distribution and a commercial synergy immediately. I mean taking the Illumina products into a sales and service organisation throughout the world that can bring it first into the research segment and eventually into the diagnostic segment, that’s number one.

Number two, I think the unique synergy is bringing this to in vitro diagnostics is really a hurdle. We know this in the past and the unique characteristics that Roche has in terms of being able to develop the product, get the product to the regulatory authorities and get it into the commercial house and reimbursement, I mean these are all things that Roche has a lot of experience on and we drive it.

So the most important synergies we see in the transaction are really within the diagnostics division and the diagnostics group.

In addition, over time, we think we can leverage the benefits of diagnostics and pharma also with sequencing. This will come as we have an IVD platform in sequencing, as we have the need for the types of complexity that sequencing gives to a complex genetic mutation and how that might then play into a particular pharma or product or products in terms of how that’s generated. But I think that’s really more of a longer term issue, synergistic issue, that we see within the Group and I would suggest the shorter ones are really within diagnostics itself.

Unidentified company representative

Maybe I can just sort of add with the pharma side, I think that when we look forward and particularly in the area of oncology and the mutations that we will be discovering it may need a sequencing base test. If those products, those medicines need a sequencing base test, we need a standardised platform ready to launch it onto. So I think as Dan said, this is a longer-term thing, but given that we’re the leader in oncology and all the work that we’re doing, this is also fitting into that space as well.

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From the floor

In terms of [inaudible] you talked about, can you remind me what the goal was and presumably may well have exceeded it now? So just trying to understand where this synergy is flowing through within the diagnostics business and with MD now those have been exceeded slightly further down the line.

Daniel O’Day

I won’t comment on the specific business case we had inside Roche, but I would say that clearly one of the key goals was to take at the time a market leading technology in pathology and bring it from what it was, a predominantly US based business, into the rest of the world. If you look again at the growth rates just in 2011, you know we had 20% plus growth outside the United States, we have around 12% or so within the United States and that leads us to our overall 15% growth rate and that is not just a one year effect. I mean that’s been happening now multiple years in a row. So I think the immediate sales synergies that come out of this have certainly met our expectations, or exceeded our expectations accordingly.

Then equally, when you look at the inter-play between tissue diagnostics and let’s say molecular diagnostics, I mean I think this example of acquiring NTM and this piece of kinase assay is a very powerful one because here you’ve got the opportunity to take the world leading screening technology in terms of you HPV Cobas 1400 assay which is really to identify which women are at risk of cervical cancer and then triaging them to this P16 assay that says yes you’re at risk but do you actually have disease and P16 then will indentify whether you have disease.

So again, the ability to co-develop these two, to use samples from the same clinical trials, to eventually bring these technologies to a pathology lab, or a major healthcare screening lab in a country I mean this is something that I think is very unique. That’s just one example.

We had the same thing in oncology in terms of the overlap of let’s say EGFR mutational analysis, so there are many different ways to look at these mutations and it’s not a uni-dimensional problem, it’s a multi-factorial problem and our ability to leverage our development programmes and eventually our commercial programmes here are unique.

Part of the Bioimaging acquisition that we did a couple of years ago in tissue diagnostics, it’s a software based digital pathology imaging base but it has the vision to go beyond that. It has the vision to really bring all the results from a particular cancer patient into one report that a pathologist would read and then consult with the oncologists on the best treatment for patients. You would think that is standard practice in a hospital today and in fact it’s not. I mean you have tests being done all over the place. You’ve got pathology tests, you’ve got tissue tests and the ability to pull this together, I think every cancer patient deserves this and I think this is again

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one of the unique capabilities of combining now sequencing with these other technologies to bring this into the clinic in the mid- to longer-term.

From the floor

So there is no sort of specific CHF100m figure then?

Daniel O’Day

For Ventana itself?

From the floor

Yes, that you promised and there’s no update on that made. Thank you.

Daniel O’Day

But it is for sure delivering.

From the floor

Sure, I understand that.

Unidentified company speaker

Any other questions?

From the floor

Just one title up there, am I right in thinking Illumina is more of a global reach than Ventana was and if that’s correct, would you be thinking about the actual cost synergies as well as revenue synergies or not for Illumina?

Daniel O’Day

What do you mean by cost synergies?

From the floor

Sales force.

Daniel O’Day

No. I think the answer to that is definitely not. First of all, this is not a cost synergy equation; this is a growth synergy. But to your previous question, is the balance better

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with Illumina than Ventana, I wouldn’t want to necessarily exactly compare the two, but again, bottom line is that Illumina has about 55% of the sales coming from the US today and 80% of their sales are coming from large genome centre academic centres.

Now clearly, some of those genome centres are outside the United States of course, but the sales force structure is very different than what we have in our let’s say our applied science group.

Our applied science group in our country is 130 countries around the world is geared towards large, medium, small size research centres. There is not, in my opinion, tremendous overlap in terms of those customer bases, so I think there is an ability to immediately get sales synergies out of this and drive this into the research audience.

I mean we have people on the ground in these countries selling a variety of technologies that can immediately start selling Illumina technologies after the close of the transaction.

From the floor

I’ll just ask on the diabetes business, I guess that was something you were looking at potentially spinning off and subsequently decided to keep it. Can you just try and help me understand with the new launch how you feel that business is going to be now and if there is going to be a point in the future where you feel that this is now a small part of diagnostics, we’re going in a different direction, you may reassess spinning it off as opposed to keeping it in-house?

Daniel O’Day

I mean we’ve had no consideration of spinning it off. It’s an important part of our business. Diabetes, as you know, is one of the key global health problems around the world. The incidence is growing on a yearly basis unfortunately and, as you go into emerging markets as well, the access to healthcare is increasing. So we see diabetes overall as an important aspect to our business and our strategy there is to really continue to move towards more complete care of patients with diabetes.

In other words, what I mean by that is beyond just the standard blood glucose testing into really a continuum of care with glucose meters, with the pumps and eventually continuous glucose monitoring so you get closer and closer to this artificial pancreas and that’s what we’re investing in and in particular, our patch pump technology that we acquired through Medingo we will be rolling out further this year in Europe. This is going to be a really important new advancement there because it will take the durable pump which has advantages but also disadvantages and a certain market penetration and with the patch pump we feel we can get to a lot more insulin users than we could with the durable pump and connecting that in with our blood glucose meters allows us to get this continuum of care moving in diabetes.

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So on the contrary, diabetes is an important business for us and one we continue to invest in and I think one that will continue to grow with the incidence of diabetes all over the world.

From the floor

Is this Nano launch, are you ahead of current competitors or does it move you up to them?

Daniel O’Day

We think the Nano will be a very competitive patch pump. There are some early entrants in the patch pump environment but we think the unique features of this, of our patch pump, semi-disposable allows us to have a very competitive product when it comes to the market.

From the floor

Yes, just to follow up the previous question on the Illumina acquisition and the research market, in the rationale, which current or future research areas where you really targeting when you’ve picked up the Illumina company? Which ones are you really going for?

Daniel O’Day

What type of research area?

From the floor

Yes, which type of research areas yes. I mean there would be some specific ones.

Daniel O’Day

It is being used in a lot of different research areas. Obviously in the field of oncology today for the occasional analysis, but as well in heredity diseases and genetic disorders. In all aspects of medical clinical research where genes are a cause or a potential cause of a disease, that’s where it’s being used at this stage. Everything from your basic research setting to a more clinical operation setting with let’s say pharma companies or government funded trials. More and more, particularly in the cancer area, there are very few trials that don’t incorporate some type of sequencing mutational analysis into their trials as an example. But it covers everything from basic research to the more clinical research.

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From the floor

So do you think it’s going to be sold in all the way from small up to large research centres?

Daniel O’Day

At the current technology advantages and the price points we’re getting to, I think it will be open to many more labs than it has been in the past. I mean the [high C] technology and the costs associated with that, it was a bit limited to large genome centres that could have the volume to constantly keep those machines busy and drive it through. As we get through to the price points and the cost points that are being discussed today or are actually being done today, then I think it can really get into these other areas real quick.

From the floor

Just thinking about your margin, you mentioned you were top end of the industry and that there is some potential continued I suppose savings effort there of growing costs less than sales. How should we think about that going forward? I’ve known that margins have dipped previously, mainly I think due to diabetes care in the past, but how should we think about that?

Daniel O’Day

We don’t guide specifically on the margins, but just to give you a little flavour to it, you get to a certain point on the margin side where you have to also make sure you continue to reinvest in your business and be competitive. For instance, the acquisitions that we did this year, the investment into our new platforms in things like molecular diagnostics and professional diagnostics, we want to make sure we stay ahead of the technology curve and the assay curve and drive these things to the marketplace, so it’s going to require our continued investment.

I mean I don’t think it’s realistic to think that you can be significantly ahead of your overall competitive marketplace and still remain competitive out there in the marketplace. But at the same time, I mean, I want to continue to focus on our efficiencies in the organisation. I clearly do, but I think some of those efficiency savings we will be reinvesting back into the business in a significant way in the next couple of years.

Thanks for your interest. Good. Thank you very much for your time. I appreciate it.

[End]

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Roche Investors/Analysts Conference London

Diagnostics – Session 2

Q&A Session

Daniel O’Day

Where would you like to go? Really, whatever you want to talk about, whatever you would like to get some information on.

From the floor

Just I suppose a general question, if you bought Illumina or a company like Illumina, to what extent has our sequencing technology done that? How much R&D would you have to spend every year for the business development you would have to do every year to keep a company like Illumina competitive in five years’ time? So does it now tail off that level of investment or does it just stay very high because there keeps on being an area where technology is progressing very quickly?

Daniel O’Day

I think you need to continue to invest in these technologies without a doubt, but here we’re talking about taking a market leading technology and continually refining it. I think that’s important to note.

Investors/Analysts Conference – Diagnostics Session 2	Roche

But if you look at our other high growth business, tissue diagnostics, immunology, I mean we’re investing constantly in those businesses at a higher percentage of sales let’s say than we would in clinical chemistry or something like that.

So I think you disproportionately invest of course in the businesses that have the most potential growth and Illumina would be no different than that. I think you want to continue to drive that technology.

You know what’s interesting is I think with sequencing we’ve gotten a tremendous distance in the past 10 years. We’re not entering into a phase where we’re starting to get to some technological limits I would say and also price limits and where we go. I think it can still improve and it can still improve dramatically, but you know you’re going to be investing in incremental advances in the technology to stay ahead of the competition.

From the floor

Is it the sort of area where it is going to just evolve incrementally? Is it the sort of thing someone has to come along with a new disruptive approach and that’s how we’re giving it further stages of sequencing or is it just going to keep incrementally evolving?

Daniel O’Day

Well I think you know there is always room for disruptive technologies without a doubt and we have our fair share of experience with those ourselves. What we know about disruptive technologies is that they’re high risk, that proving feasibility is a difficult thing and when you look right now at the level of accuracy that you’re getting out of something like Illumina short-read technology, I mean it’s a level of accuracy that is not just good for the research market because in the research market, if you have an accuracy level of 80%, that’s probably adequate. But if you’re making a life or death decision on somebody, 80% is completely inaccurate.

But with Illumina technology I mean you’re getting very high accuracy levels that would be appropriate to the clinic. So the question is what is that disruptive technology going to bring that’s going to make such a significant difference. Can you get beyond a 99% accuracy and how meaningful is that and how much does that drive it? Is there a cost advantage? Is there other advantages? I mean these things all, we would have to continue to invest in and make sure we have the most competitive platform. I think we feel confident that the market leading technology of Illumina is sustainable as we go into the future as the right technology for the research setting and the right technology to also take into the IVD centre for a patient decision.

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Investors/Analysts Conference – Diagnostics Session 2	Roche

From the floor

Just the one. In terms of the cost, presumably if it’s a race for who can do it the cheapest. Long-term what do margins look like in sequencing? Clearly the volume of procedures go up massively but is it just going down and down and down? Does it halve every year for 10 years or does it just get endlessly cheaper or is there a way that somehow you can charge a premium for something else within sequencing?

Daniel O’Day

We think the margins of the business today are good. We think they’ll stay good for the future without a doubt. Again, our assessment is you start to approach $3,000, $2,000, $1,000 sequencings, there is still adequate margin in that. More than adequate margin in that and I don’t think you go from $3,000 to $100. I think this isn’t going just be an eventual pick up. It will reach a technological limit in terms of what you can do and at what cost you can do it at.

From the floor

So you don’t think you’ll ever to $100?

Daniel O’Day

I think not in the near term future.

From the floor

Not in US dollars.

Daniel O’Day

No, that’s highly unlikely. If you just look simply at the chemistry costs and the costs of now the density of rays, I think you just don’t get to that area. Nor do you think I you need to.

I mean look at this way. I mean if you look at what this technology can add value wise to patients eventually as we take it into the clinical setting, our colonoscopy today costs $1,500, $2,000, $1,000 depending where you are and has a certain predictability. I think if you can do a whole genome re-sequencing for about that same cost and the value that can add to the medical and healthcare system in terms of picking the right therapies, making sure you don’t put patients on wrong therapies, avoiding hospitalisations and surgeries, I think you have a very compelling effect and again, we’re talking so far about price points in the research setting.

When we go into price points in the IVD setting you have different barriers to entry there right. I mean the ability to get something IVD approved, to get content on that

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platform and our discussions, in our industry discussions I would say with the FDA what’s clear to them, just taking the FDA as an example, is that you’re going to have to be able to get regulatory approval for different applications. Therefore, similar to our other IVD models, there are going to be barriers for other entrants to come in and I think that will also, to a certain extent, preserve good price points in that setting and good returns. It has it over businesses, so one could argue you can the cost of goods is one issue, what value it brings to the healthcare system is quite a different one.

From the floor

Like I said, there is other people who are always competing with you. I definitely agree with you that the value would be much more than $1,000. It’s other people who can also do it cheaply will inevitably just bring the prices down.

Daniel O’Day

Well, but if that were the case then in our immune assay business we have lots of competitors, there would be no business there today. You stay ahead of it from a systems standpoint. Again, it gets to our competitive area of standards in our industry. You have to have a good system. You have to have good work flow. This is another point that Illumina I think has a very good system both in terms of their ease of sample work for their time to result. All of these things serves the instrumentation and then it’s the content you put on that and then it’s the IT system you connect it with. So these barriers are not just about can you do it cheaper; it’s about are you constantly innovating or are you staying ahead of the competition, particularly in a regulated environment, to be able to get a better return than your nearest competitor. So I think it has worked in our business for decades. I’m convinced it will work here as well.

From the floor

I just want to ask a question about how you see the practical application of large scale genomics in the clinic because if we look at the human genome project for example, a lot of people now argue that it didn’t deliver lots of things that people thought it would deliver. So, for example, in common diseases we found that they’re very, very genetically complicated which means the human genome project hasn’t thrown up many good drug targets relatively. In oncology on the other hand, we’ve found many cancers are relatively genetically simple and that is why you have five, six or seven mutations and if you intervene on any one of those you can have a big therapeutic effect which is precisely what [Zalforam and Dismodigif] are good drugs because the genetics of cancer is very, very simple compared to the genetics of most common chronic diseases. What that means though, if I want to select a cancer treatment, I don’t need to do whole genome sequencing because there will be three or four or five mutations that I know to look for that I may have drugs that work on. Yet if it’s a complicated disease where doing a whole genome sequencing will tell me the pattern

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Investors/Analysts Conference – Diagnostics Session 2	Roche

 of gene discretion in this person, actually, none of those things is probably individually important enough to make a therapeutic intervention on.

So there is something of a paradox in that the genetics of cancer has made it attractive, or made genetics a useful research tool means that actually genomics may be less useful when it comes to therapy whereas the complicated diseases where genomics has been a bad research tool there in therapy because it hasn’t delivered lots of drugs, it’s not clear how you tailor treatment.

Now is that the answer actually is something different so that really what you do is you do large scale genomics, you just observe a pattern and historic you know that that pattern gene expression is correlated with response treatment X and we don’t really know why, so it becomes another way of describing a patient and you just observe historically that this sort of pattern gene expression does well with that treatment, this pattern of gene expression finds that particular thing toxin.

So I just want to know how do you see it working? Is it really the second of those that we’re going to see, or do people really think that you can actually have some targeted therapies based precisely on the sort of patterns of gene expression of the kind that you need large scale sequencing to discover?

Daniel O’Day

I mean just in the area of cancer, just to stick with your two, I think it’s actually probably both. I mean the first one is yes I agree with you, today there is three or four drug targeted mutations that become extremely important to measure right. I mean ERAF, KRAS, EGFR, but I think if you look at it in the next five years or so we know we have targets that are category kinase directed, they’re mechanic affected. When you start to get to beyond let’s say three or four target mutations, even if you just go to 10 target mutations, then you look at the economics of the thing.

From the floor

So essentially you’re saying you might as well sequence the whole genome?

Daniel O’Day

Not necessarily the whole genome by the way. You can use rays to do exome capture. You can capture 50 or 100 meaningful genomes and you sequence it, but when you start to get into needing to do let’s say 10 PCR assays on a particular patient sample you get into the range where sequencing and not whole genomes, but sequencing, becomes probably a better technology to look at those mutations. But there is any number of ways to use sequencing.

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I mean again, you can limit the number or you can look at the whole genome, but practically, you get to a critical mass where sequencing takes over from individual PCR assays, so that’s number one.

Then number two to your point, yes, I think science will move this in the direction of looking towards these complex series of mutations, genetic signatures if you like. I mean of course it is present today in things like genomic health and others, but more complex genetic signatures and saying what does that mean in terms of the prognosis of that particular cancer, what type of intervention should we do at one particular period of time and that’s the other way that it is being used today and I think it will continue to be used as we have more observational studies on things like large sample databases with those types of data.

Then of course there are areas outside of cancer which admittedly I agree with you are a bit more immature in terms of the science and knowledge. But you know genetic disorders, certainly childhood foetal genetic disorders. Today it’s used routinely in HLA for bone marrow transparent for instance and it’s used in deep re-sequencing for HIV. Again, granted, these may be smaller areas today that they’re used in, but I think more and more we’ll find reasons, medical reasons, that this genetic information becomes actionable and necessary.

Does that?

From the floor

Yes, that’s great.

Daniel O’Day

I think your question is a very compelling one and I’m far from a medical/clinical expert, but I talk to the clinical experts. They’re very excited about that.

From the floor

I think my question partly reflects the fact that I, actually, probably quite a lot of people, just don’t know the gritty details of why you would choose a particular testing technology rather than another.

Daniel O’Day

Right, right. I mean one of the really nice things about let’s say our ERAF assay is that it has very comprehensive mutation coverage for the V600 assay and it’s reproducible and it’s reliable, but you catch most of the mutations. If you have a highly accurate, back to the accuracy of sequencing, which is why you really have to look at this technology from a lot of different angles, not just throughput and cost, but also how accurate are they when picking mutations. But if you have a highly accurate

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sequencing mutation technology that can pick up as many mutations as our PCR assay does plus that many mutations in KRAS, EGFR, kinase, then you start to really be able to amortise this across most of the [assay] choices because again, one ERAF assay is not the same as other ERAF assays and we’ve compared it to older Sanger sequencing which is much less accurate and we know that our ERAF assay and PCR picks up about 20% of patients that are missed by Sanger sequencing, just to give you an idea of the quality level of sequencing.

But when you look at the current Illumina technology, I think the accuracy level is so much higher that it starts to mimic highly reproducible PCR assays because you don’t want to miss the patients here number one. You don’t want to false positives or false negatives. By the way, that’s when going into the clinical world. It’s a very different discipline you need also in the organisation to get these products approved from a regulatory perspective.

A regulator will always look at obviously do no harm. How many patients are you missing or how many patients are you inappropriately prescribing and it requires big clinical databases, it requires a lot of data to be able to get those products approved and hence the ability to keep a price point also.

From the floor

You had a date that occurred in the past which was your first time that you approached the company and then you had a date which you closed the deal. How long was that?

Daniel O’Day

Help me with my memory.

Unidentified company speaker

It was probably close to nine months.

Daniel O’Day

Nine months. I think it was about that period of time.

From the floor

So you just recently had a date with Illumina in November that’s disclosed.

Daniel O’Day

Yes.

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Investors/Analysts Conference – Diagnostics Session 2	Roche

From the floor

I think Illumina disclosed that.

Daniel O’Day

Yes, we had the first meeting with them in December.

From the floor

All right and then would you describe that because now you’re an expert at this particular type of transaction, would you describe the – you fill in the adjective of describing the personality of the people involved at Illumina. Are they similar in terms of spiciness to the Ventana people at this stage in the conversation?

Daniel O’Day

Every transaction is so different. I really wouldn’t want to even begin to compare it.

From the floor

Is [Arizona] a little more mild than people from San Diego?

Daniel O’Day

I mean the similarity here is they’re both highly innovative, creative companies with good track records.

From the floor

But you are acquiring the company from the guy that started Illumina right? Wasn’t he part of the inventor or there was patents going around. The little one that you bought in this space, I think he is connected.

Daniel O’Day

Oh, you’re talking about the 454 acquisition.

From the floor

Yes, yes. He somehow connected to Illumina.

Daniel O’Day

To my knowledge I don’t believe so.

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Investors/Analysts Conference – Diagnostics Session 2	Roche

Unidentified company speaker

There is a few ex Roche people.

Daniel O’Day

There’s a connection between 454 and Ian Torrick.

From the floor

Oh, that’s who it is.

Daniel O’Day

Which is what [Life] acquired. But to my knowledge I don’t think there is a connection between 454 and Illumina.

From the floor

How many people have you got in Roche at the moment working on sequencing? What are they doing in terms of actually production and do you just close that down and move your business to the Illumina model or they continue to do what they’re doing? Just to see what you’ve got at the moment.

Daniel O’Day

I will just say what we have the moment. I think it’s too premature to look at what the future stable will be. But what we have at the moment is in sequencing we have a group of I think less than 200 people at 454 in Branford, Connecticut and what they’re working on are current platforms which the GS Flex and the GS Junior predominantly which are the long-read technology platforms and they’re working on constantly improving those platforms. At the same time we have a publicly disclosed collaboration with a company called DNA Electronics in the UK which is kind of a next generation 454 platform. It takes it from an optical read to an electronic read and we’ve also disclosed we have a collaboration with IBM on single-read technology which is really at a much earlier feasibility stage.

So I mean that’s our basic focus on sequencing today. We do feel that these technologies are pretty complementary. I mean I think the long-read technology, for instance, is very good for research applications. Things like de novo sequencing. We have an organism and you need to get every base pair absolutely correct because with shorter reads you’re, by nature, you’re connecting those shorter reads and when you connect those shorter reads to the eventual readout, there’s a potential for accuracy limitations whereas the longer-reads are literally taking longer strands of DNA to get more accuracy.

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Investors/Analysts Conference – Diagnostics Session 2	Roche

So in those applications where you just need to map every single genome correctly, that’s where long-read comes in. With the shorter read technology like Illumina, you have an ability to have a higher throughput. You can move samples through much more quickly. You can do it at a lower cost. You can get turnaround time that is much more, now to the discussion of the JP Morgan Conference, down to one day.

I mean this works in the whole genome sequencing place. It works in exome sequencing and other applications, but it is also the most appropriate technology we feel to take into the clinic and into eventual IVD as well. So I think that’s kind of the complementarily nature and we think they work well together, also close transactions, so we intend to continue the two technologies for the different applications as they happen.

From the floor

Could I ask a diabetes question?

Daniel O’Day

Yes sure.

From the floor

Just to change tack for a moment. Long approval time for your Accu-Chek Nano 2 to arrive in the US.

Daniel O’Day

Very long approval time.

From the floor

Have you been left behind in times of market competitiveness because of that delay and is it terminally doomed to catch up in that area? Is the area ever going to grow more than low single digits from now on? I contrast what appears to be the picture at the moment with, in the incident of diabetes companies oh it’s growing like topsy. I mean is it going everybody is going to be diabetic by the end of the year.

Daniel O’Day

Watch what you eat. So I think the answer to your first question is no, we’re not forever doomed. In fact, I mean the diabetes care market, there’s a few competitors there and if you watch the share of evolution of a pack it’s pretty slow. I mean you’re talking about a consumer market here. You’re talking about people that fall in love with their meters and get very used to them and get very accustomed to them. So

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despite the fact that we clearly were longer than we expected or wanted to deliver the new product to the US marketplace, our share erosion has actually not been too much.

So we feel that now with this new meter has significant competitive advantage. It has the maltose free chemistry. It has no codeine. It has a size and a sleekness that now we can not only rollout the Nano, but we also intend to rollout the Combo later this year and other products are in line that have done very well competitively in other parts of the world where we’ve launched them. Like Europe and in Asia Pacific where we’ve launched them, they’ve done very well competitively. So we’re optimistic that they will also do well in the United States.

The longer term ability to differentiate a diagnostics, in our opinion, really comes from more and more connecting the pump business and in our case it will be the patch pump business with our glucose meters and eventually with a continuous glucose monitor which we announced an arranged with Dexter Com to begin with. We have our own projects in continuous glucose monitoring, but really getting more and more towards this artificial pancreas is the way I think to get out of a commodity trap with the diabetes care business because at the same time, and you’re right to point out, the dynamics, in the glucose business alone in the United States they’re strong. I mean the price erosion is strong in the United States, so there is volume gain, but the price erosion is strong, so we’ve got to continue to find ways to differentiate our offering beyond price which is part of the strategy.

From the floor

This artificial pancreas, this is going to be a type 1 primarily?

Daniel O’Day

Yes, yes. Certain segments. Predominantly type 1. Predominantly type 1. We’re going to have obviously insulin dependence that’s right.

I mean there is a whole another strategy which is of course the growth we have in the emerging markets because here I think again the competition is heavy, but as you have access to healthcare systems opening up to populations who never had access before, the glucose monitoring business can become very attractive in those markets in those countries because of the volume base of that business.

Unidentified company speaker

We had double-digit growth last year.

Daniel O’Day

In Asia Pacific overall.

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Investors/Analysts Conference – Diagnostics Session 2	Roche

Unidentified company representative

Yes, excluding US and the EMEA.

Daniel O’Day

Yes, and Latin America as well.

From the floor

Is there less experience in pain and scarring with the new blood glucose monitoring?

Daniel O’Day

I think the actual lancing is similar to the procedure to the previous one.

Unidentified company representative

We have probably the best lancing, the least pain and the least and actually you know what makes it really good is because you don’t see the blood.

From the floor

That would help.

Unidentified company representative

Psychologically, if you prick and you don’t see ... if you see blood, you think its hurts and if you don’t see blood it doesn’t hurt so much. They’ve done tests. It’s unbelievable.

Daniel O’Day

And we really do have some pretty competitive [multiple speakers]. The soft tips is a very good technology. It’s a good technology.

So I mean what we introduce is of course new meters, new strips. The lancing devices are similar to the ones we’ve had on the marketplace before.

From the floor

I know Illumina have a deal with Nanopore is it on some sequencing technology. Is that part of the attraction and is that technology something that’s interesting?

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Investors/Analysts Conference – Diagnostics Session 2	Roche

Daniel O’Day

I wouldn’t want to comment. I think that’s better for Illumina to comment on because I’m not really familiar with their transactions.

From the floor

I read a comment from a pharmaceutical newspaper reporter and there was a quote from an investor banker that “What Roche wants Roche gets”. Do you think that that’s a true statement?

Daniel O’Day

I also read that article. I mean what I can say is we put a lot of time, we put a lot of effort into putting together this offer for Illumina shareholders. I mean we feel it’s a very attractive offer and it’s full and fair. We absolutely that and we’re convinced that the Illumina shareholders will find this particular offer attractive.

From the floor

Can I ask, you may not be able to answer it, I understand, but on manufacturing, if you’re going to go and expand this business geographically materially from where they are at the moment are there any impediments that you would expect in terms of manufacturing capacity either at the company you may buy or do you think you’ll have to invest heavily in terms of facilities in the longer term to capture that geographic expansion?

Daniel O’Day

So I can’t speak specifically to Illumina’s manufacturing capacity because I don’t have insight into that. I feel very confident that with our manufacturing network around the world and our manufacturing facilities that we have at Roche that we won’t run into a supply consideration. I mean we have significant manufacturing centres in Pennsburg and Manheim and Branchburg New Jersey and now in Tucson, Arizona. So we have a good network of facilities that I think could ramp up if needed to support whatever capacity Illumina has, which I’m not familiar with.

From the floor

Do these manufacture around the tabletop or through more of an assembly line process where there is modules being put together?

Daniel O’Day

For the instruments, or the assays?

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From the floor

[Inaudible]. For the instruments.

Daniel O’Day

I don’t know how limited it is, but we do it. Sorry, your question is whether we do it?

From the floor

Kind of like one person taking a machine through a significant part or is it more of a production line where you’re adding certain segments done by one person repetitively?

Daniel O’Day

In our instrument manufacturing within [roll crates] we do one person doing a significant portion of the business. Sorry, of the construction. But it goes from station to station. That individual has usually, I mean I could tell you in both Ventana and Tucson, Arizona roll crates were manufacturing arrangement, I mean there is a certain number of steps, whether it’s one to 20 that they do on a piece of equipment and then they pass it onto the next station.

From the floor

So for your production is going to need more tabletops and more people if the production ramps up?

Daniel O’Day

Yes, yes, fair enough. Fair enough yes. For instance, I mean I just threw in again the Hitachi facility in Japan that was completely destroyed by the earthquake by the way and they’ve rebuilt it, but it really was an issue of number one, obviously getting to a facility that was reasonable and then training and hiring people and bringing our people up to speed. I mean people become a key resource and an ability to increase manufacturing capacity in instrumentation in particular. The assay side we have more automation, but instrument is quite a manual process still.

From the floor

In terms of synergies between Illumina and the pharma business, how many years, or how long would you have to wait do you think to you saw synergies with the pharma business? Do you immediately see them or is something which takes quite a lot of years?

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Daniel O’Day

No, I think it’s quite a long time I think. I mean the synergies we see are really on the diagnostics side for the transaction I would say first and foremost and they come first in the research setting and then secondly in the IVD setting.

In terms of the synergies on the pharma side, they are more longer term. It gets back to some of the questions we had about when does a complex mutation become essential to determining a particular therapy let’s say. But when it does happen and when we do have an IVD platform, then I think we get the same unique characteristics that we have with all the other platforms we have at Roche. So the ability to work, early stage concept research at a researcher, our platform that they know eventually is going to go to market, the ability to go through all the internal developments and tos and fros. I’m just thinking about BRAF, the two lifecycle leaders in pharma and diagnostics were critical to bringing that product through a five year development programme and a registration programme and any time you have a third party co-ordination, it’s just going to slow things down.

It used to slow things down considerably with our connection with Genentech and now it’s much smoother and it literally takes half a year out of the process so to speak and then eventually on the commercial side we get great advantages to by having the two sales forces work together. So that same model will work. For sequencing, it’s more longer term for sure.

Unidentified company speaker

We have time for one more.

Daniel O’Day

Anything? All right, well thanks a lot for your time. I appreciate it.

[End]

London – 1 February 2012	15

Roche Investors/Analysts Conference London

Strategy & Finance – Session 1

Q&A Session

From the floor

Thank you.  It's Michael from Barclays.  I'd like to ask you a bit more about the Illumina acquisition, but more from a financial/strategy perspective, and put that into perspective with your Hepatitis C franchise.  So if I understand Pascal correctly there is a chance that you could lose the vast majority of the Pegasys franchise in Europe and in the US, which amounts to about CHF600m and you're not willing to take any action there because of development risk.  But on the other hand you're willing to take technology risk with the Illumina transaction.  So why is there that discrepancy between the two [divisions]?

Severin Schwan - CEO

No, I think there must be a misunderstanding.  First of all, if I look at it from a Group point of view we invest into both our businesses - into Pharma and Diagnostics - and we have to be competitive in both businesses in their own right, if you like, because we compete in different segments.  We cannot say we invest more in Pharma and less in Diagnostics.  We have to be competitive in both businesses and we have to do the investments necessary to compete in both businesses and in the areas where we want to lead.  So I wouldn't trade off the question in Hep C with the Illumina acquisition.  This is completely independent.

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Now then, secondly, in terms of Hep C I think you must have misunderstood Pascal when he was talking about our plans here.  First of all, we are investing into our pipeline.  We have Danoprevir.  We have Mericitabine.  We are running a number of combination trials.  You know we have invested in Anadys to get a [long look] into the portfolio.  So we are committed to this franchise and we are investing into the franchise.

What Pascal was saying is at this point there are so many studies running and there are so many balls in the air that it's very difficult to say how it plays out, including on what is happening on the competitive front.  And we will have more clarity towards the end of this year when many of those trials are actually reading out, including our own ones.  Then we will see a clearer pattern on how this whole franchise will be moving.

Now our assumption is, in the longer term, there will be switch to interferon-free treatments.  And this is why we have invested into Mericitabine, into Danoprevir.  This is why we made the respective acquisitions.  The question is the timing of that switch and what is the economics in terms of pricing.  Will there be certain regions that will not switch, at least with the same pace, because of economic reasons?  And I think this was where Pascal was elaborating on in more detail.

In the short term at any rate, we believe that Pegasys should grow due to the new combination therapies which have recently been approved as we go into 2012.  So we are committed to the franchise, we are investing into the franchise, but there is uncertainty currently in terms of how all these clinical trials will play out.

Michael Leacock - RBS

Thank you.  It's Michael Leacock from RBS.  Alan, given your background before the Pharma industry, that you recently started, I'm interested to see what your perception is in terms of moving this net working capital number.  It seems quite hard to move some of these points within the Pharma company, not just your own.  I'm wondering what your perception is in terms of what you can do, what's different about Pharma compared to other industries.

Alan Hippe - CFO

I think you we are not shy to say that and to bring it to your attention.  And I think that helps with something, because, in fact, we feel confident about the development we can bring.  And I have to tell you, I think when we started to address it and to implement the actions, I think that was really a very unified approach that we have taken.  It was not a big discussion, everybody has seen the need and you can imagine how much detail this is.  Because I think we talk about Southern Europe for receivables, for example -- We talk about Southern Europe.  In fact, we talk about bits and pieces.  Every region in Spain is different.  You can imagine in Greece how we have to progress over there.  Italy is very different.  And I think what I have to say

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coming as an outsider, if you like, I'm amazed about the implementing capabilities the Company has and the will really to execute here.

So I have to say that's a very, very positive one.  I've mentioned inventory.  I've mentioned also the payables.  Yes, we can improve in these areas, and we do.  We have activities in procurement, as I've mentioned.  I think, in inventories, give us some credit with the Hitachi situation - we have mentioned this.  And we have some backlogs over here with bringing the instruments [really] to our customers, so I think that's something which should normalise in the course of 2012.

And I said I think we addressed intentionally the trade receivables situation.  And I said I think we have the programmes on hand and we see really, on a monthly basis now, the progress.

Premal Pajwani

This is Premal Pajwani from JP Morgan Asset Management.  How important is Illumina to Roche's Diagnostics business and Roche's future with regards to personalised medicine and moving the technology into the clinical world?  I ask this because the market assumption, especially amongst quite a few of the US analysts, is that Roche will potentially raise the bid -- will keep raising the bid until it can secure the deal.  Could you talk a little about the discipline involved?  And what's your willingness to walk away from the deal if a much higher bid emerges?

Severin Schwan

Let me first just tick the question on the price.  We are convinced that this is an attractive, that this is a compelling offer and that it represents full and fair value.

In terms of our commitment, yes, we are highly committed to this transaction for the reasons we laid out earlier today.  More specifically, what is the value from the transition from the research lab into the clinical setting?  I think in a first step the focus will certainly be to bring the existing products of Illumina into our global network to broaden the customer base and to grow the Research business.  Certainly, that, from a commercial point of view is the first step.

In terms of bringing this from the research lab into the clinical setting, this certainly will take more time.  We have done this in the past and adoption times -- this is not happening overnight.  This takes some time.  And I would expect that this will need a lot of effort in terms of bringing the regulatory know-how into the business to really get this into the [IBV] world and that, typically, will take more time.

Premal Pajwani

(Inaudible - microphone not accessible).

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Severin Schwan

Again, we believe it's a very attractive offer and, as such, we are convinced that the Illumina shareholders will see the attractiveness.

From the floor

Just a follow up on Illumina again.  Are there any particular reasons why they rejected your bid?  Was it just the price?  Do they disagree with your ideas about putting it in the whole franchise?

Severin Schwan

This is certainly a question you have to ask to Illumina.  On our side, we are disappointed about the fact that we have not entered a constructive dialogue and that is the very reason why we directly approached the shareholders of Illumina.

From the floor

If, for whatever reason, you were unsuccessful being able to agree to acquire Illumina, I assume, mostly over price, but if you were unsuccessful, do you see an ability to partner with the competing technologies when you think about Life?  My other question before was sort of directed at that.  I think at the industry conference in a couple of weeks there'll be data out on competing technologies.  You chose to launch now.   I have two questions.

One, why is that data not relevant, given it may show the other products are very cost competitive and they seem farther along than a feasibility study?

And my second question is, if you can't get to an agreement here can you achieve your objectives by partnering with another company?

Severin Schwan

I'm sorry that I can't give you much detail on your questions.  Again, I'd like to reiterate that we are very committed to this transaction, as you can imagine.  We have looked at the landscape before we made the offer and, otherwise, it is full and fair value.  It is attractive and, as such, we are confident that we will conclude the deal.

Graham Parry

Thanks.  It's Graham Parry from Bank of America Merrill Lynch.  Just coming back to the dividend question again, I just wanted to try to understand how you're thinking when you say "attractive dividend".  And maybe I'll try and phrase the question in a different way to the other 10 or 20 that you've had today.

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I think when you say "maintain an attractive dividend policy" that would imply a continuation of a similar trend to what we've seen over the lat 25 years.  But perhaps the market in -- based on your comments in the second half of last year, you got a feeling that, perhaps, when you'd hit a particular level of leverage that, actually, if anything, that could even accelerate.  So you could increase payout ratio to something closer to the 75% average cash return that the market goes for.

Now, I'm not asking you to give a direct forecast here, but is that something you think you should be pouring water on at this stage, because what you really mean is we'll just see the same as the next 25 years?  Or do you feel that Roche has actually got more of a commitment to increasing cash distributions to shareholders closer to its peers over the next three to five years?

Severin Schwan

Alan, you want to take this one?

Alan Hippe

Look, in all honesty and in openness, I think we have given you all the ingredients today.  I think we have a tremendous financial flexibility, as you've seen.  We can cash-flow generative, as you've seen.  And I think we have said very, very openly we are committed to a very attractive dividend policy and Illumina is not really impacting this.

From the floor

(Inaudible) said attractive.

Alan Hippe

Sorry?

From the floor

(Inaudible) attractive, not very attractive.

Alan Hippe

Ok, it's attractive.  Sorry.

From the floor

[Can we ask] anyone what attractive [means]?

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Investors/Analysts Conference – Strategy & Finance Session 1	Roche

Severin Schwan

Well, we can negotiate that.  We can negotiate the "very attractive".

Alan Hippe

And remind me, Severin, that you have to raise one question to me at the end.

From the floor

Sorry to flog another dead horse, but it's not on dividend.  On the Illumina transaction, perhaps you could -- just to, perhaps, help us think about Illumina and how important it is strategically, compare and contrast it to how the Ventana transaction was perceived at the time and help us frame it?  Is this an as important a transaction?  Do you have as high hopes for Illumina as Ventana as you stand now looking out?

Severin Schwan

Certainly it's important, otherwise we wouldn't make an offer to spend $5.7b and I'd like to leave it at this point.  Again, it's attractive, it's compelling, it represents full and fair value.

From the floor

Just on anti-trust, though -- sorry, a slightly different tangent.  Why are you comfortable that anti-trust isn't a major problem?  I know you look at high throughput and low throughput as separate markets.  Are you comfortable that the authorities will look at it in a similar way?

Severin Schwan

Yes, we believe it is a very robust competitive environment.

From the floor

You're now two-thirds of the way through your cost saving programme and when most of your peers, if not all of them, have got to this stage they've seen opportunities for more to come.  They may not have announced it at the same time, but they've seen the opportunity.  Having been doing this process for the last 18 months, where do you -- do you see opportunities for more in the future?  I'm not asking for an absolute number, but are you seeing a scope for improvements on where you are from here?  And, if not, then why is that your -- what is it that's different at Roche compared to your peers?

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Severin Schwan

As far as operational excellence is concerned, this programme was really worked out to the almost last detail.  When we made the plans back in 2010 this was really per site, per function, literally down to names in terms of where we have resize, where we have to restructure.  And therefore, not surprisingly, we are fully on track because we follow exactly those very, very detailed plans.

So as far as operational excellence is concerned I'm very confident that we will reach the 2.4b in savings and we are really on track and we are monitoring this very carefully.  So I see little variation around this number as such.  But having said this, of course, we keep looking for productivity gains and efficiency gains all over the place, beyond operational excellence.

And this increased focus on net working capital, for example, which we have covered in today's presentation, is one element which, for example, was not part of operational excellence, but where we have to do our homework and where we have to continue to improve.  So don't expect that operational excellence, as such, will differ from the original plans, but we will keep a focus on productivity overall across the Company.

From the floor

Sorry, I have to ask about Illumina as well.  I'd just like you to try again to explain to me why you need it.  I'm still not convinced.  If Diagnostics was an independent business they certainly couldn't use cash for it.  They would have to ask their shareholders and, therefore, would try to really -- try really hard why they need to make this acquisition.

What I'm hearing is that you can make a better business out of this.  Frankly, there must be thousands of other businesses which you could turn into better businesses and you don't buy them either.  So that, to me, isn't the compelling reason.  Could you try in your words, rather than the slide which [Alan] has been using, the four bars?

Severin Schwan

First of all, it is an interesting business in itself - let's not forget that.  This is a strongly-growing business.  It is a business which has a solid margin.  It has solid cash flow.  So I think we shouldn't forget that it's an interesting business in itself as it stands today in, what we believe, is a highly-growing market.

Now, again I come back to the remarks I made in my introduction.  I do believe one of the key strengths we have in our Diagnostics business is this completeness of our offering.  If we go to a customer, if we go to a lab, if we go to a hospital we have a big advantage by providing a complete solution.  We have the advantage of offering a broad test menu, irrespective of the underlying technologies.

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If you take a human sample you do a diagnostic test, but the technology you need to do the test can differ a lot.  You need different technologies to do a DNA test.  You need a different technology to do an immunology test in blood, in serum.  And again you need a different test to do a complex biomarker.

So we can offer our customers a complete solution across the various tests and, for that, we need the underlying technologies.  And this is why over time we have developed this breadth and depth of technologies exactly to be able to do that.  I think this is very, very important.

And of course there are other elements - the synergies which we touched upon.  The commercial synergies in terms of customer reach, in terms of geographic reach and then eventually, at a later stage, the synergies by bringing sequencing from the research lab into the clinical setting and, as such, also working together between Pharma and Diagnostics in terms of developing companion diagnostic tests.  So there are very concrete short-term reasons to go for it and there are, of course, longer-term strategic reasons in terms of personalised healthcare working across the two divisions.

From the floor

I see the completeness of offering, but $5.7b plus is a lot of money.

Severin Schwan

It is a lot of money.

From the floor

So what went wrong three years ago when this was cheaper?  Why didn't you see it then?  I don't know whether it was cheaper three years ago, but at some point it must have been cheaper.  Why did have it grow into this super-big business before you figured out you needed it?

Severin Schwan

I have a lot of respect for what Illumina has achieved and how they have developed their position and how they have invested into their technology.  And we feel we are now at a time where we can leverage this in the Roche setting.  So, yes, that's where we stand and at that point in time I think it's the right decision to bring it together and, again, it's attractive both for Illumina and Roche.  That's why we go ahead.

Michael Leacock

It's Michael Leacock.  Forgive a slightly harsh question, Severin, but if I understand the business correctly - and I probably don't - but 454 was an attempt to try and get

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into the sequencing business and, clearly, for whatever reasons it's not been as successful as some others.  So what is it about Roche that means you will be able to be more successful with Illumina than Illumina has been with itself?

Severin Schwan

We are, of course, very interested to keep the momentum Illumina has and this is also why we signalled already to Illumina that we are shifting our headquarters to San Diego, that we are interested to keep the management and the employees.  But if you look back to Ventana it was a very similar situation.  A lot of people were asking, Ventana has product to this level, it was a very growing business and now will it lose the dynamic when you bring it into the Roche universe, and I don't think so - on the contrary.

At this stage where we are I think we can bring in a lot of know-how.  We can bring in our global customer network, as we did with Ventana, to bring this business actually to the next level.  Illumina, it is really bringing the strengths together and we are very interested and have a lot of respect for Illumina's management and employees.

From the floor

Alan, a quick question on your headcount chart.  So 770 more positions in China, and quite a few in Diagnostics.  If I tally that with your emerging markets slide, what about going forward?  What about India?  What about Latin America?  What about other Asia?  It seems to be zero on that chart.  Why is it zero and where is it going?

Alan Hippe

Well, in fact, it's not zero.  I think certainly we're ramping up the headcount.  But I think certainly the China thing and with the increase we have had in China, especially in the business, was over 30%, in fact, in both areas, in Diagnostics as well as in Pharma.  I think that was a very prominent example.  Certainly, we have a lot of headcount fluctuations within these numbers, so we've really picked two prominent examples.  So it's not like we're not ramping headcount up in these areas.  Admittedly, it's not the size we have in China and not the magnitude.

From the floor

Could you maybe talk about how much you've spent on trying to deliver internal capabilities on next-generation sequencing, or how many projects you've been working on, or for how long?

Severin Schwan

I'm not sure what your specific question is.

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From the floor

You're just about to try and spend $6b buying in Illumina for next-generation sequencing.  You see that as an area that Diagnostics needs to be in.  So I would have thought you'd have known that for some time.  So I'm trying to understand whether you've been doing any internal projects trying to get into the short-read sequencing and how much you've been spending, or how many projects you've been looking at internally.

Severin Schwan

I wouldn't comment on that specifically, but let me answer it in general terms.  This is a very, very fast-moving area where the technologies are progressing very fast.  And the one thing which is very important - as we combine the two organisations we have to continue to invest and we have to stay ahead of the curve.  This is not a technology where you can lean back and believe that you will be successful with the current technologies forever.  You have to reinvest in those technologies and, certainly, that would also be clearly the direction we will take by combining the two organisations.

From the floor

Just one quick one on Illumina.  How have your discussions gone with the Illumina shareholders to date and, especially, in relation to your Board proposals?

Severin Schwan

Sorry, can you repeat it?

From the floor

How have your discussions gone with the Illumina shareholders to date, especially in regard to your Board proposals?

Severin Schwan

I wouldn't comment on that.

Daniel Webster

Hi, Daniel Webster.  I own a large investment fund in Switzerland.  My question is on your relations with the changing landscape of regulation.  Are you specific things?  And can you comment on how you're making progress with the different major regulators in Europe, the UK and the United States, because this really is a changing landscape?

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Severin Schwan

Yes, one area perhaps I would focus on, where we have done a lot of work and which is extremely relevant for us, this is actually organising the agencies within the agencies, if you like, when it comes to personalised healthcare.  I can tell you, when we launched Zelboraf last year in the US it was clear that we would need the test to be approved at the same time.  Now that was quite a challenge within Roche, to align everything and to align all the troops to get this out at the same time and to prepare everything.

But I can tell you it is equally challenging for the regulatory authorities, because they used to operate completely independently.  So even though it is called FDA, or even though it is called EMA, or even though it is called Swiss Medic in the case of Switzerland, actually, underneath these umbrellas there are completely independent units who deal with diagnostics, who deal with medical devices or who deal with pharmaceuticals and, certainly, that is a challenge for the regulatory authorities.

However, I have to say they are very positive to go into this direction.  They are taking a lot of efforts to go into this direction and, certainly, the Zelboraf launch in this respect is really a huge success also for the regulatory authorities, who literally got the approval on the same day and got it aligned between diagnostics and pharmaceuticals.

Daniel Webster

What really worries the investors has been the negative environment going back three, five years ago.  Now, maybe that's going to change dramatically.  We've got some changes in the United States in two years.  But it's hurt the stock price of every pharmaceutical company considerably.  Unless there's more institutional progress within FDA, for instance, I don't see that improvement coming without more effort on your part.

Severin Schwan

Yes, we are pushing a lot, as you can imagine, and it's a bit of a mixed picture.  If I look back with our own product launches and our own label discussions, certainly, as you know, we were extremely disappointed with the stands the FDA took on Avastin in metastatic breast cancer.  We did not agree with the FDA, as you know, on that specific case.

But, then again, I have to give the FDA credit how quickly they moved on products like Zelboraf and also Erivedge.  This was really done in record time.  It was done earlier than we all expected.  We had to reprint our press release to accommodate for the speed which the FDA has shown in this specific instance.

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So I do think that the FDA is aware that there is an issue.  I think the FDA is aware that they have to improve and, at least as far as I can speak for Roche, I do see some very positive signs here.

Urban Fritsche

Urban Fritsche from [Castor].  A question about your Pharma core margin, just get a bit of feeling on how you think about it.  It's already at a quite attractive level, I would say.  Do you think you can drive this margin still quite substantially higher, or has the Pharma -- or the size of Roche, does it mean that the Pharma -- that the margin can't improve much more?  Will we soon reach a cap of this margin?

Severin Schwan

I think there are two parts to this answer.  On the one hand, I think there is always opportunity to get more efficient and to get more productive.  And I personally know, running around in the Company, how many things we can still improve.  So that is one part.

And then the other part which, in the long term, the even more important part - it all depends on the product pipeline.  If you bring truly innovative products to the market then you can come in with a very good negotiation position and of course you can get a high premium.  If your products are not differentiated or if you don't have products at all, over time, of course, margins will erode.

We will have continued price pressure in Europe and in other parts of the world for our existing portfolio.  And the only way you can constantly keep up the margins and the price premiums is by introducing new, innovative products.  But then if you look at Zelboraf, if you look at Erivedge, if you look at Pertuzumab, these are highly-differentiated products with a huge medical benefit.  And I do believe for such products we are in a good negotiation position to get rewarded for that innovation.

Alex Evans

Thank you, Alex Evans from Deutsche Bank.  Once the Illumina deal is done - hopefully - are there any other big gaps in your portfolio in Diagnostics, or are you then probably done in terms of large acquisitions in that space?

And carrying on from that, aside from increasing your stake in Chugai, could you ever see yourself doing large acquisitions in Pharma, or do you see that you've got a productive enough R&D engine that you don't need to do that?

Severin Schwan

I would say on a high level, as far as Diagnostics is concerned, I feel comfortable that we would have access to the key existing technologies.  Then again, of course, science

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moves on and progresses and then we have to adapt and we have to evaluate such progress.  But for the time being I would say with gene sequencing we would have access to the key technologies we need to provide this broad offering to our customers.

In terms of our general M&A strategy, as you know, we are really focused on small and mid-sized acquisitions, bolt-on acquisitions where we complement our product portfolio, where we round off our technology platforms.  That is our focus.  We are not interested in big mega-mergers.

From the floor

Alright, two quick ones, hopefully.  How real a threat is biosimilars for Roche in the next few years, do you think?  Just give us an update as to what you've been seeing.

And then, secondly, Chugai seems to be struggling in meeting its own expectations and guidance that they set up for themselves.  Do you think at some point it makes more sense to have a more efficient corporate structure?

Severin Schwan

Well, first, on the biosimilars -- first of all, I'm convinced that biosimilars will come.  The dynamics of biosimilars will be different than for small molecules.  There will be less of an impact due to the higher cost-to-entry biosimilars, but then, very importantly also, higher cost to maintain a biosimilars business, because you need to continue to do marketing and sales activities because there is no substitution, unlike in small molecules.

Now more specifically, as far as our portfolio is concerned, of course with Pertuzumab we made huge progress in this respect with the [Clobert] trials.  Of course we are now in a good position to move the standard of care and to develop our [two franchises] as we go forward.

The second other big brand where patents will expire 2014, 2015 in Europe, not in the US - they will still be longer - is MabThera.  And for MabThera we have [GA101] and we expect results this year, so we are at the earlier stage as far as the success for MabThera is concerned.

On Chugai -- what was your question?

From the floor

A better corporate structure.

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Severin Schwan

Yes.  First of all, people always think you bought Genentech and you had all the synergies etc, why are you not doing Chugai.  You have to see that the situation here is very different because, historically, Genentech and Roche were developing their structures in parallel in the US.  And all the cost synergies we achieved was by combining the two organisations in the US by moving the headquarters together etc.

This is very different with Chugai because in Japan what happened is at the time when we took the majority of Chugai we brought in our complete Roche business into the Chugai operations.  So it's a completely different situation.

As far as Chugai's targets is concerned and their expectations, I would ask you to respect the arm's length relationship we have with them and ask those questions in terms of forecasts and outlook directly to Chugai.

Good, I think that concludes our session here.

[End]

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Roche Investors/Analysts Conference London

Strategy & Finance – Session 2

Q&A Session

From the floor

Just to get the feel, if the dollar is going to go up similar to -- say the dollar goes up 5%, what will that do to your margins?  Because I've got the feeling you've had some pressure.  So are you going to have any benefits, if that's what it says?

Alan Hippe

It's page 31 of the financial report where we have the currency sensitivities.  And we have it then, the sensitivity.  And it says, "The impact of 1% rise in the average exchange rate, versus Swiss franc.  And when the U.S. dollar goes up by one here and the sales go up by CHF147 million and the core operating profit goes up by CHF48 million.

Severin Schwan

That's a pretty concrete answer.  Thank you Alan.  And times five, and you have it.  It's 31.

From the floor

[inaudible] R&D spend.

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Severin Schwan

No, in the finance report.  Sorry about that.

From the floor

Can I ask one more question?  This is a question that you probably can answer.  You have Illumina micro arrays.  So how do you see that, is it going to work next to each other or do you'll have to give some stuff back to Health Metrics or how does that work?

Severin Schwan

Our assumption is that we would keep our current platforms.  We believe they are complementary.  And we also believe it's a robust competitive environment.  So we would also be able to keep the various components of our portfolio.

From the floor

Is it because it's different [levels] or different --

Severin Schwan

I'm less familiar on the micro arrays.  It's a very small business we have there.  I know there are complementary effects.  But really for that, you can't try and break out any more, but there are differences.  I'm not an expert on that.  But Dan could answer this question to you.

From the floor

Regarding business development opportunities that you see, given current valuations -- and obviously you've committed to Illumina -- how do you see the relative attractiveness of opportunities within the two areas, bio-pharmaceuticals and diagnostics?  Obviously some of your competitors are paying very, very large premiums for late-stage products.  It would seem that given a fewer number of buyers, there may be more value elsewhere.  Is that broadly what comes through your thinking, in terms of your capital allocation?

Severin Schwan

We have a very opportunistic approach here.  We are not saying that we want to do a certain number of deals at a certain stage, in a certain division.  We look at each opportunity and then we look whether this makes sense, from a strategic point of view and of course also very much from a financial point of view.

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But indeed, if I look back over the last year, then clearly what you see is on the pharma side, we did a lot of deals in the early stage.  We looked, I believe at 2,500 opportunities and we had 80 deals.  And you don't hear a lot about them because they are early stage and they are small deals.  We had some bigger ones, like [Anodys] in the hep C area.  But the vast majority of transactions, and deals and partnerships we did was in-licensing deals, smaller franchises, also product acquisitions but at early stage.

On the diagnostic side, however, indeed we had already three acquisitions, as Dan has presented today, smaller ones, but still established businesses, established technologies which were already commercialised.

So from my own experience, if I look back over the last year, I would in fact confirm what you are saying, that we saw more value in early-stage deals on the pharma side and we went for more established businesses on the diagnostic side.  But then again, as we go forward, this might change.  It really depends on the specific opportunity.  And we would not have a policy as such, to go into this or into that direction.

From the floor

I've got a couple of questions. I'll leave the dividend one for second.  I'll start with the sales.  So with the top-line outlook -- you've had a tough year in '11.  And then you're guiding for low to mid single-digit growth for '12.  But looking out into the medium term, is that mid single-digit type growth what you're aiming for?  Would you hope to get back to double-digit?  And if so, can you talk a little bit about the swing factors?  It mainly seems to be dalcetrapib.  And obviously you've got some of these cancer launches.  But they kind of don't move the dial so much.

Severin Schwan

I would argue with you on that one.  If you look at the late stage entities we have in our pipeline, then I would say some of them can be real game changers.  You mentioned dalcetrapib.  That of course is a high-risk [inaudible].  But it's not only dalcetrapib.  Look at ocrelizumab.  If the data of ocrelizumab are confirmed in Phase III, if we don't run into safety issues, this will change how we treat MS, which is a huge market, as you know.

Look into MetMAb, this targeted treatment in lung cancer.  If this is confirmed, that periostin positive lung cancer patients profit from MetMAb -- sorry.  This was the next one, lebrikizumab -- for MetMAb.  If this is confirmed, imagine.  This opens up 50% of all lung cancer cases, huge, potentially huge.

Lebrikizumab, another one.  We have seen really, really exciting data in Phase II for periostin positive patients, where we could achieve efficacy levels which are simply not achieved with current treatments for asthma.  So imagine, we could move the standard of care in asthma, a huge disease.

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Now in terms of our growth potential, if all of them would read out positively, we would have tremendous growth.  We would have a series of blockbusters coming to the market over the next five years.

If none of them makes it -- take the other extreme -- then I think our growth will level off at some time.  So there is something in between.  But if I talk about the pipeline today, compared to a year ago, my confidence level has gone up because we have made a lot of progress and because we have seen very concrete Phase III trials for three new entities getting into the market.

So yes, my tone today is more positive than it was a year ago, due to the progress we've made.  But the volatility, in terms of potential growth, is still highly dependent on the outcome of specific trials which we see coming through, over the next years.

From the floor

It's not a very difficult one on the dividend, I hope.  I just want to be clear on the policy.  So it used to be that you would grow the dividend in line with the core earnings growth.  And that is not the policy.  The policy is simply it will be an --

Severin Schwan

No, actually we had, as you know, historically, a relative low payout ratio.  And there was a period where we actually grew the dividend much beyond core earnings.  And we increased our payout ratio pretty dramatically.  And this was four years ago.  And at that time, we gave a guidance.  And we said, "Over the next three years, we want to increase our payout ratio because we want to bring it into a competitive and top-tier level."  We are now in a range where we are well-positioned, versus our key competitors.

And last year we gave a guidance.  And we said, "Yes, we want to grow dividend in line with core earnings."  And what we meant is at constant currency rates because we didn't foresee the enormous fluctuations which we saw then happening last year.

And actually, if we would have stuck to this guidance which we gave at the beginning of the year, we would have needed to decrease the dividend, in Swiss francs.  And therefore, in the middle of the year, we put in a floor.  And we said, "We'll grow at least at previous years."  But [inaudible] than we were reacting to a changing environment, driven by currency fluctuations.

So this time, what we do, is we say, "Well, we keep a very attractive dividend policy as we go forward.  But think about it in the context of what we did in the past."  We are not taking a U-turn here.  And therefore, you shouldn't be worried about the dividend.

And more specifically, what we wanted to emphasise today is that our dividend policy is not influenced by the Illumina transaction because we feel that we have the

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financial strength.  We have the credit rating to finance Illumina at very attractive terms.  And that should not influence how we distribute dividends.

From the floor

I guess I wasn't worried.  But it's whether it follows the growth of the Swiss franc growth of the earnings or that's no longer.

Alan Hippe

And the problem is here, when you have these currency fluctuations, you trip yourself to a certain extent.  It would have meant we have to bring the dividend down, in absolute terms.  I think that's not the target here.  I think, very clear, as we've said, I think now a very attractive dividend policy gives us more flexibility in case of these fluctuations, or if these fluctuations occur.

From the floor

For Alan, would you agree with the earlier comment that the major 12 drug companies in the world are paying something like 75% of their earnings in cash dividends?  I don't believe that's true at all.

Alan Hippe

Look.  To be honest, I don't know exactly.  But yes, actually you might know.

Unknown Speaker

Dividend plus buyback

Alan Hippe

Dividend plus buyback, yes.  But look. I think the question is always how we employ our capital.  And I think, on one hand, we want to grow the company.  I think that's one thing.  And we do that in a very value-creative manner, even when you look at a bottom-up approach.  So that's fine, I think.

And the other point is, okay, we stand for an attractive dividend policy.  And I think we have to balance that out.  And I think that's what the business is about and what Roche is about.

From the floor

We did that and I think we came up with 50%.

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Alan Hippe

If you have the offline discount.

Severin Schwan

I think we feel comfortable with what we're doing and I hope it comes across.

From the floor

Just one follow up.  Previously, 12 months ago, you indicated, both of you separately, in your own different styles, that if the dalcetrapib data -- if dalcetrapib was not successful, given the way you viewed the business then, you indicated that Roche Research would need to be right-sized for what your assessment for revenue forecast looked like, i.e. you would consider another restructuring.

My question is, given you've expressed -- that was the impression that I was strongly left with, that the cost base would be considered in light of negative outcome for the metabolic franchise.  That's the impression I got, rightly or wrongly.  So my question is given what you've expressed as greater confidence in the pipeline, outside dalcetrapib, does that mean that that perception which I took -- however you meant me to take it, that's how I took it -- is that less relevant because now you feel that actually we have more growth potentially coming from [inaudible] assets.  And therefore any cuts or downsizing isn't likely to be as great?

Severin Schwan

Let me qualify a bit the statements on dalcetrapib.  Certainly the question we have around dalcetrapib is the necessity for investments into marketing and sales because for dalcetrapib, we would address a completely different customer group.  And as such, the question is how much M&D investments do we need to be successful with dalcetrapib?  And related to that, do we do it on our own or do we do it with external partners?  And these are open questions.

But certainly, the M&D investment we need for dalcetrapib is different than for a highly-specialised oncology drug.  I think there was a long discussion about that.  But also to make this clear, if dalcetrapib is positive, the M&D investment is my least worry.  I'm more than happy to invest into a positive dalcetrapib.  But on the R&D side, I would not connect the two.

Now of course, it is true, in a very broad sense, that if your business is growing in size, you can afford more.  And actually you need more investments into R&D to feed the animal, which gets bigger.  But this is only in a very high-level, rough view.  And of course, if you are a 40 billion company, you invest more into R&D than if you are a 1 billion company.  So in this broad sense, of course there is a relation.  But I would certainly not connect it to dalcetrapib.  And this is why I hesitated when you said this.

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There is no reason for me to increase R&D because the outcome of dalcetrapib is positive.  I don't see this relationship.

From the floor

So would you care to put a figure on your annual R&D spend?

Severin Schwan

Yes.  What I can indicate, is from what we see here, at least in the short and medium term, is that we keep a stable R&D cost development, as we had in the past year.

From the floor

Constant currency or --

Severin Schwan

In principal, I'm always talking about constant currencies if I give a guidance.  If there would be huge currency fluctuations, then I would not increase or decrease, say investments in the U.S. necessarily because the dollar goes up 10% or goes down 10%.  So we'll be thinking in local currencies.  But what I wouldn't give you is now it goes up 1% or it goes down 1%.  Here is a certain range where we want to give [inaudible].

And of course, as you know, it also depends on how the pipeline evolves.  If you have a successful trial, then of course you go into new indications and you invest more.  And if a trial is not successful, then of course you stop all the follow-on indications.  So there's always a bit of a fluctuation in this respect.

From the floor

Just back to the question on free cash flow conversion on the chart you put up at the interim.  And I think, from memory, you were mid-table on that.  Are there any structural reasons why you can't be best in class on free cash flow conversion, as a group?  At the interim, you put up a slide on free cash flow as a percentage of sales. And given the net working capital and the big focus on free cash flow, just broadly, are there any reasons why you can't be best in class?

Alan Hippe

Look, perhaps not a good reason.  And we strive for that.  I think otherwise we wouldn't address it.  And let's see where we can get to.  The only thing I'm not really committed to today is to give you really an exact number and where we would like to be.  But what I can say is we're committed to improve.

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Investors/Analysts Conference – Strategy & Finance Session 2	Roche

Severin Schwan

It's certainly an area we want to work on.  There is no doubt.

From the floor

I guess the question was more does Diagnostics have a different perspective, in terms of what you can do there or is your business mix giving you any reason --

Severin Schwan

No, no.  Diagnostics is also very much in the focus here, very much so.  Actually, on the diagnostic side, it's more capital intensive than the Pharma side, if you like, in relative terms, not in absolute terms, of course.  But in relative terms, you can argue the opportunity is even bigger because it's more capital intensive.  So this is very much in the focus as well.

Alan Hippe

It's actually we're aware of the fact that the cash flow generation in diagnostics went down in the year 2011, compared to 2010.  But as said, I think it's the same token.  We have mentioned the [Itashi] situation.  We have mentioned also the receivable situation.  But nevertheless, I think we have to see the rebound in 2012 very clear.  And this is addressed.

From the floor

And then a second.  You've clearly focused on '11 growth rate being roughly 50%, 60% operational, 50% to 60% financial engineering, roughly.  Well, it was 6% --

Alan Hippe

Well, I think that's fine.  That's a good guess.

From the floor

Well, it is what it is.  Does that mix change in '12 at all?  And at what point in time for double-digit growth, does it become predominantly driven by the operational part of the business?

Alan Hippe

Look.  I think, first of all, double-digit is not what we're guiding for.  High single-digit, this is what we're guiding for.  And look, I think there is no reason to say the pattern in 2012 will be completely different, compared to 2011.  And now we can debate how

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close this will get.  But really this is, as Severin said, I think we have a lot of uncertainties coming.  I think they're changing and we will see.  And there will be opportunities.  But I think the basic pattern is perhaps not, well --

Severin Schwan

And there is, of course, additional leverage on the finance side because the data are going down, there is no doubt.

From the floor

I was quite interested in the comments you made during the main presentation, regarding investment in manufacturing in India.  And I was just wondering again, just specifically thinking about India and China, how do you view, in the biologics arena, brand positioning in what are likely to be primarily bio-similar markets in the long run?  Is it a volume market and therefore Roche will be marketing a, let's say Herceptin, Avastin, MabThera, at deep discount, compared to Western prices?  Do you think that you can position the brand and charge a premium over what would be ultimately a much cheaper -- or potentially a cheaper bio-similar?

Severin Schwan

Now first of all, I would say the dynamics are very different in China to India, insofar as that patents in China are really protected, whereas in India, you have a patent law.  But actually the patents are not enforced.  So there is a huge difference here.

And that means, for us as a company, which is really focused on the innovative tracks, it has been much more difficult to be successful in India than it has been in China.  And we see a completely different size of the business.  We see a different growth of the business.

Now specifically for the bio-similars and the value of the brand, yes, there is certainly a value of the brand, especially if it comes to very specialised drugs, where it is a matter of death or live, as it is the case for a drug like MabThera or Rituxan.  But I also believe that, over time, the value of the brand will diminish in the emerging markets.  And it will diminish the more the financing gets from the private into the public sector because the more it gets into the public sector, the more you are dealing with, if you like, professionals, payers who buy big volumes and who care much less about the brand.

So if we lose patents in a country like China, eventually we have to make a decision, are we still competing in the market or are we out in the market, as it is the case in the developed countries.  I see more of a pattern in this direction than the other way around.  I think the brand value will diminish overall in those countries, because public financing gets more important for truly innovative drugs.

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For bio-similars, I do believe we have a chance to compete.  The dynamics in bio-similars are different.  And I think we have a good chance, not only in emerging markets, but on a global scale, to compete.  That would certainly mean that we also have to adjust prices, to a certain degree.  But here, I do believe we have a chance to compete.  A good example for that is NeoRecormon with the Epogin.  We had to decrease prices quite substantially, actually, in countries like Germany, but we kept our volume share.  And if this is possible for a product like NeoRecormon, then I'm pretty confident that we can really compete with a product like Herceptin or MabThera at different price levels.

But again, stepping one step back, the prime strategy, of course, is to bring new products.  That is clear.  And in China, we will only be successful in the long term, if we bring in products like Pertuzumab or the other products which we discussed beforehand.  And for those innovative products, which are really protected in China, there is a huge potential.  There is no doubt.

From the floor

I just wondered.  You mentioned earlier that you'd had a look at about 2,500 potential opportunities in Pharma.

Severin Schwan

That was actually on a corp level, to be specific.  It was 2,500 on a corp level.  But the vast majority is on the Pharma side.

From the floor

Is that, as a number, if you were looking at how many opportunities you've come across over time, is that a number that's increasing or decreasing, broadly speaking?

And then secondly, how do you assess the balance of deals that are available to you, at early stage versus late stage, because I know there's been a history in the industry of the perception that big pharma overpays for late deals and doesn't look at early-stage deals enough.  Clearly, within your business, you look a lot at early-stage deals.  Both within Roche and at an industry level, do you think that balance is changing?

Severin Schwan

Yes.  Roche and actually also Genentech, have a long track record of looking at early-stage opportunities.  We pride ourselves to be really cutting-edge on the science side.  And as such, our scientists have well-established networks into academic institutions with other companies.  And we are very interested to spot those opportunities early and then really internalise such opportunities by respective in-licensing deals and collaborations.

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So we have a long tradition of watching out, at a very early stage.  And I think this can be a competitive advantage.  If you are really, really good on the science front, if you really understand the field, I think you have a higher likelihood of spotting the really interesting opportunities.  And actually you're also a more interesting partner in those respective areas where you are active.

We hear from many of our partners.  They have proactively come to us because they know that we have been investing in this field, because they know that we understand the basic science.  And because of this understanding, we can also contribute to the development of the specific opportunity.

So I would say yes, we take a very special focus on early opportunities.  But it does not mean that we don't look at the latest stage 1's as well.  We do look at them.  But let me put it like this.  I think that's another angle, how I can look at this question.  I think the later the opportunity comes, the more it is an auction process and the more competitive the situation is.

If you look at a Phase II asset, which is ready to be -- where you have proof of concept, you have basically today, in an auction process, you have 20 companies look at it.  And the highest bidder eventually gets the product, unless you have something very, very specific which you can add into the equation.  I think this is different when you are at a very early stage.  Then your edge on the science side can provide you with a real competitive advantage, by spotting things early and by being an interesting partner for those companies.

From the floor

So very quickly on the direction, if I could have your view, do you see the number of opportunities improving?  Are you optimistic or pessimistic about that environment for early-stage deals?

Severin Schwan

From what we see, we have a very good deal flow.  If I look at the recent past, actually we had a stable, good deal flow.  Actually, 2011 was a good year.  It was more than average.  But I wouldn't make a trend out of this.  It is one data point. But we see continued interest.

From the floor

I just wondered how you saw hepatitis C fitting in with those comments you were making, because obviously you do have a lot to add because you have a lot of experience.  And obviously Phase II assets, you talked about that bidding process.  So were you too late or --

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Investors/Analysts Conference – Strategy & Finance Session 2	Roche

Severin Schwan

Then in the bidding process, if you look at later stage assets, then of course the economics come into the equation.  And then you have to make a judgment whether this is still in line.  And you see what has happened in the market. And we came to different conclusions.  I'm not saying one is right or the other is right.  But you can see from our action what attitude we took at these very concrete opportunities, which were traded wildly in the community.

From the floor

But could you have spotted these earlier, like you want the earlier opportunities.  Have you found some?

Severin Schwan

First of all, we did spot certain opportunities much earlier.  If you look at mericitabine, we worked with pharma asset at a time when nobody else was working with pharma asset.  So somehow our scientists must have recognised something here.  And the same is true with [inaudible], which we brought in from the outside.  But there is one thing about virology that -- actually, you have to wait pretty long in virology until you see whether it works or not.  Experience shows that lots of companies are working in virology.  It's normally easier targets, in a sense, than other diseases.  Everybody jumps on virology.  And lots of companies have early successes.  And what experience shows is lots of those trials fail.  And some make it.  Some are really good and some turn out to be very valuable.

From the floor

There is only one winner, normally [inaudible].

Severin Schwan

Of course, if there is a drug out there which has additional medical benefit, it's only fair that you are going to be replaced.  I would say that the combination therapies, there are probably different types of combinations which will have their place in the market.  We'll see how it plays out.

[End]

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